Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Puma Biotechnology, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-181703, 333-196993, 333-205117 and 333-219347), pertaining to the Puma Biotechnology, Inc. 2011 Incentive Award Plan, as amended, and in the Registration Statement on Form S-8 (No. 333-218373), pertaining to the Puma Biotechnology, Inc. 2017 Employment Inducement Award Plan, of our report dated March 1, 2019, with respect to the consolidated balance sheets of Puma Biotechnology, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Puma Biotechnology, Inc.

Los Angeles, California	/s/ KPMG LLP
March 1, 2019